Exhibit 99.1

PRESS RELEASE

Naugatuck Valley Financial Corporation Reports First Quarter Results

and Entry into Memorandum of Understanding with Federal Reserve Bank of Boston

Naugatuck, CT, May 31, 2013. Naugatuck Valley Financial Corporation (the “Company”) (NASDAQ Global Market: “NVSL”), the parent company of Naugatuck Valley Savings and Loan (the “Bank”), announced a net loss of $591,000 for the quarter ended March 31, 2013, compared to a net loss of $2.7 million for the quarter ended March 31, 2012. Earnings (loss) per share for the quarter ended March 31, 2013 were ($0.09), compared to ($0.40) for the quarter ended March 31, 2012.

Highlights

The Company’s operating results for the first quarter of 2013, when compared to the same period of 2012, were influenced by the following factors:

● Net interest income decreased by $622,000 due to the combined effects of decreases in loan volume and lower yields on interest earning assets primarily attributable to a decline in yields in the loan portfolio, which were partially offset by decreases in liability volumes and lower rates paid on interest bearing liabilities;

● Provision for loan losses decreased by $4.2 million primarily due to a reduction in charge-offs during the first quarter of 2013 and lower provision needed during the first quarter of 2013 as a result of the necessary increases in the allowance for loan losses during the intervening three quarters during 2012;

● Noninterest expenses increased by $112,000, or 2%, during the first quarter of 2013 compared to the same period of 2012 primarily due to increases in professional fees of $367,000, expenses on foreclosed properties of $233,000, FDIC insurance premiums of $73,000 and other expenses of $272,000 partially offset by the $800,000 decrease in a deposit related charge which occurred in the first quarter of 2012.

Net Interest Income

Net interest income for the quarter ended March 31, 2013 totaled $4.3 million compared to $4.9 million for the quarter ended March 31, 2012, a decrease of $622,000 or 12.7%. The $1.0 million or 16.5% decrease in interest on loans is due to both volume and rate. At March 31, 2013, total average interest earning assets decreased $51.5 million or 9.8% to $472.1 million from $523.6 million at March 31, 2012. Of this $51.5 million decrease, $45.8 million was due to a decrease in the average balance of loans, which was driven primarily by reductions in average balances for commercial mortgages, construction loans, residential mortgages and home equity loans. These decreases in loans were primarily attributable to loan runoff and payoffs exceeding the slow loan demand year-over-year. The decrease in average investments was caused by a decrease in mortgage-backed securities which was the result of ongoing scheduled paydowns and prepayments on the underlying mortgage loans. The continuation of the change in asset mix from loans and investment securities to lower yielding cash equivalents caused the weighted average yield for interest earning assets to decrease by 39 basis points to 4.55% at March 31, 2013 as compared to 4.94% at March 31, 2012.

1

Interest expense for the quarter ended March 31, 2013 of $1.1 million was comprised of deposit interest expense and interest on borrowed funds of $0.8 million and $293,000, respectively. These amounts are compared to $1.1 million and $458,000, respectively, for the same period in 2012. During the three months ended March 31, 2013, total average interest bearing liabilities decreased $31.4 million or 6.4% to $455.9 million from $487.3 million for the three months ended March 31, 2012. This shift in average interest bearing liability balances reflects a reduction in average borrowed funds of $21.7 million and deposits of $9.7 million, respectively. The decrease in average borrowed funds was caused by the payoff of FHLB advances at maturity due to their higher cost than other funding sources. The average balance of FHLB advances decreased by $22.6 million or 35.5%. The decrease in average deposits was caused by a greater movement out of time deposits offset by an increase into lower cost non-interest bearing transaction and savings accounts. This change caused the weighted cost of interest bearing liabilities to decrease by 32 basis points to 0.95% at March 31, 2013 as compared to 1.27% at March 31, 2012.

Credit Quality

The provision for loan losses was $300,000 for the three months ended March 31, 2013, compared to $4.5 million for the same period in 2012. The decreased provision for the 2013 period was attributable to management’s judgment that the inherent credit risk exposure in the loan portfolio has somewhat stabilized along with a significantly lower level of charge-offs in the first quarter of 2013 than in the same quarter of 2012.

The balance of nonperforming loans increased $2.5 million between December 31, 2012 and March 31, 2013, primarily due to a $2.5 million increase in non-accrual loans. Nonperforming loans increased from $30.6 million at December 31, 2012 to $33.0 million at March 31, 2013. Nonperforming loans consist of nonaccrual loans and troubled debt restructurings on nonaccrual status. Adversely classified assets increased $3.7 million since December 31, 2012 due to management downgrades of certain loans for generally more technical reasons (such as lack of timely receipt of borrower financials) which generally have little direct correlation to the creditworthiness of the borrowing entity. Charge-offs were $565,000 during the three months ended March 31, 2013, compared to $2.8 million during the three months ended March 31, 2012.

Criticized assets increased 7.1% from $75.7 million at December 31, 2012 to $81.1 million at March 31, 2013. At both dates, criticized assets consisted primarily of loans rated special mention or substandard in accordance with regulatory guidance. Additional loans downgraded during the period based on our analysis of borrowers’ financial standing. These criticized assets warrant and receive increased management oversight and an appropriate allocation of the allowance for loan losses to account for the increased credit risk of these assets.

2

Noninterest Income

Noninterest income was $1.0 million for the quarter ended March 31, 2013 and 2012. For the quarter ended March 31, 2013, the gains associated with sales of one-to-four family fixed rate mortgages in the secondary market, increased by $85,000 or 25.4% as a result of a higher average gain on sale during the 2013 quarter on less sales volume ($10.0 million sold in the first quarter of 2013 compared with $17.5 million sold in the first quarter of 2012). Mortgage servicing income increased by $26,000 or 46.4% due to growth in the mortgage servicing portfolio year-over-year. Fees related to deposit accounts decreased by $24,000 or 11.9% to $178,000, which was primarily attributable to a lesser volume of overdraft transactions in the 2013 quarter due to the Bank more aggressively monitoring and controlling such activity. Fees for other services decreased to $110,000 for the quarter ended March 31, 2013 driven by declines of $37,000 in reverse mortgage income, prepayment fees of $23,000, application fees of $12,000, and commercial fees of $9,000. The decrease in reverse mortgage fees was attributable to temporary discontinuation of this product offering and sales due to the loss of an experienced originator of this specialized product.

Noninterest Expense

Noninterest expense was $5.5 million for the quarter ended March 31, 2013 compared to $5.4 million for the quarter ended March 31, 2012, an increase of $112,000 or 2.1%. The year-over-year increase was primarily the result of increases in professional fees of $367,000, expenses on foreclosed real estate of $233,000, FDIC insurance of $73,000, office occupancy of $35,000, and other expenses of $272,000 over the same period in 2012. These increases were partially offset by decreases in advertising of $39,000, directors’ compensation of $71,000, and an $800,000 deposit related charge in 2012. The increase in professional fees was due to the hiring of outside attorneys, advisors and consultants. These costs related to the previously announced regulatory order as well as the use of consultants due to open positions, in particular, the interim Chief Financial Officer position and support. Expenses on foreclosed real estate increased by $233,000, or 187.9%, due to property taxes and other costs of acquiring and maintaining foreclosed real estate. FDIC insurance premiums increased by $73,000, or 54.9%, due to the impact of the regulatory agreement. Other expenses increased by $272,000 primarily resulting from the year-over-year increases in the cost for directors’ and officers’ insurance coverage and recruiting fees. Additionally, $800,000 of expenses in the first quarter 2012 for potential charges related to the underpayment of interest on certain certificates of deposit renewals was not incurred in the same period of 2013.

Selected Balance Sheet Data

Total assets remained flat at $526.4 million as of March 31, 2013 and December 31, 2012. Loans receivable, gross decreased by $4.7 million or 1.1%, loans held for sale decreased by $1.7 million or 59.9% and investment securities decreased by $3.4 million or 7.0%, partially offset by an increase in cash and cash equivalents of $11.0 million or 47.4%. The loan portfolio decreased during the period by type as follows: real estate loans decreased by $2.0 million or 0.5%; commercial business loans decreased by $1.7 million, or 5.0%; and consumer loans (mostly home equity loans) decreased by $1.1 million, or 3.6%. Real estate loans, commercial business loans and consumer loans decreased primarily due to normal amortization, repayments, charge offs, and decreased demand for these types of products. Consumer loans have also decreased as customers have been paying off second mortgages as they refinance into first mortgages.

3

Total liabilities were $460.1 million at March 31, 2013 compared to $459.5 million at December 31, 2012. Deposits decreased $1.7 million or 0.4% to $401.2 million at March 31, 2013 from $402.9 million at December 31, 2012. Between December 31, 2012 and March 31, 2013, core deposits (defined as all deposits other than certificates of deposit) increased $5.5 million while certificates of deposit decreased $7.2 million. Management attributes this decrease primarily to depositor preference to maintain funds in more liquid deposits given the unfavorable risk/return for maturity extension in certificates of deposit and the expectation for higher market interest rates in future periods. Mortgagors’ escrow accounts decreased $2.2 million or 48.1% from $4.6 million at December 31, 2012 to $2.4 million at March 31, 2013. Advances from the Federal Home Loan Bank of Boston decreased by $2.8 million, from $41.5 million at December 31, 2012 to $38.7 million at March 31, 2013. Other borrowed funds increased $8.1 million, from $6.4 million to $14.5 million over the same period.

Total stockholders’ equity was $66.3 million at March 31, 2013 compared to $66.9 million at December 31, 2012. The decrease in stockholders’ equity was due to the net loss of $591,000 for the three month period ended March 31, 2013 and an increase in accumulated other comprehensive loss of $51,000.

Memorandum of Understanding

Effective May 21, 2013, the Company entered into a Memorandum of Understanding (the “MOU”) with the Federal Reserve Bank of Boston (the “FRB of Boston”). The MOU, which will remain in effect until stayed, modified, terminated or suspended in writing by the FRB of Boston:

•	Restricts the Company from declaring or paying any dividends, receiving any dividends or other capital distributions from the Bank, or repurchasing or redeeming the Company’s stock without obtaining the prior written approval of the FRB of Boston;

•	Restricts the Company from incurring, increasing, modifying, or guaranteeing any debt without obtaining the prior written approval of the FRB of Boston;

•	Requires the Company to submit quarterly cash flow projections, beginning with the first full quarter after the effective date of the MOU, to the FRB of Boston;

•	Requires the Company to file prior written notice with the FRB of Boston before appointing any new director or senior executive officer of the Company or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position;

•	Requires the Company to comply with the restrictions on indemnification and severance payments contained in the Federal Deposit Insurance Act and the applicable regulations of the FDIC; and

•	Requires the Company to submit quarterly reports to the FRB of Boston detailing the Company’s progress with the requirements of the MOU.

4

About Naugatuck Valley Savings and Loan

Naugatuck Valley Savings and Loan is headquartered in Naugatuck, Connecticut with nine other branches in Southwest Connecticut. The Bank is a community-oriented financial institution dedicated to serving the financial service needs of consumers and businesses within its market area.

Forward-Looking Statements

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q or its other reports as filed with the Securities and Exchange Commission which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

SELECTED FINANCIAL CONDITION DATA
	March 31,	December 31,
	2013	2012
	(In thousands)
ASSETS
Cash and due from depository institutions	$34,084	$23,123
Investment in federal funds	91	106
Investment securities	45,567	49,003
Loans held for sale	1,108	2,761
Loans receivable, net	413,157	417,613
Other assets	32,386	33,791
Total assets	$526,393	$526,397

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits	$401,238	$402,902
FHLB advances	38,684	41,476
Other borrowed funds	14,518	6,394
Mortgager escrow accoutns	2,402	4,628
Other liabilities	3,285	4,089

Total liabilities	460,127	459,489

Total stockholders' equity	66,266	66,908
Total liabilities and stockholders' equity	$526,393	$526,397

5

SELECTED OPERATIONS DATA	SELECTED OPERATIONS DATA
	Three Months Ended
	March 31,
	2013	2012
	(In thousands, except per share data)
Total interest income	$5,370	$6,466
Total interest expense	1,079	1,553
Net interest income	4,291	4,913
Provision for loan losses	300	4,545

Net interest income after provision for loan losses	3,991	368
Noninterest income	937	948
Noninterest expense	5,519	5,407

Income (loss) before provision for income taxes	(591)	(4,091)
Provision for income taxes	-	(1,415)

Net income (loss)	$(591)	$(2,676)
Earnings (loss) per common share - basic and diluted	$(0.09)	$(0.40)

SELECTED FINANCIAL RATIOS
	For the Three Months
	Ended March 31,
SELECTED PERFORMANCE RATIOS: (1)	2013	2012
	(Unaudited)

Return on average assets	(0.45)%	(1.83)%
Return on average equity	(3.52)	(12.86)
Interest rate spread	3.60	3.67
Net interest margin	3.64	3.75
Efficiency ratio (2)	105.57	92.20

	March 31, 2013	At December 31,
ASSET QUALITY RATIOS:	2013	2012
	(Unaudited)
	(Dollars in thousands)

Allowance for loan losses	$14,253	$14,500
Allowance for loan losses as a percent of total loans	3.33%	3.36%
Allowance for loan losses as a percent of nonperforming loans	43.14%	47.41%
Net charge-offs to average loans
outstanding during the period	0.52%	2.42%
Nonperforming loans (3)	$33,042	$30,583
Nonperforming loans as a percent of total loans	6.28%	5.81%
Nonperforming assets (4)	$33,540	$31,318
Nonperforming assets as a percent of total assets	6.37%	5.95%

(1)	All applicable quarterly ratios reflect annualized figures.
(2)	Represents non interest expense (less intangible amortization) divided by the sum of net interest income and noninterest income.
(3)	Nonperforming loans consist of nonaccrual loans and troubled debt restructurings on nonaccrual status. At March 31, 2013, nonaccrual loans totaled $24.8 million and troubled debt restructurings on nonaccrual status totaled $8.2 million, compared to $22.3 million and $8.3 million, respectively, at December 31, 2012.
(4)	Nonperforming assets consist of nonperforming loans and foreclosed real estate

Contact: Naugatuck Valley Financial Corporation

William Calderara or James Hastings

1-203-720-5000

6